       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
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

                                                        Three Months Ended  Six Months Ended
                                                           June 30,              June 30,
                                                        1995       1996     1995       1996
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
Weighted average number of common shares outstanding     3,356      3,363    2,731      3,361
Common stock equivlents from outstanding stock options       0          0        0          0
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Average common and common stock equivalents outstanding  3,356      3,363    2,731      3,361
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Net Income                                               $(117)    $ (649)  $ (106)   $(1,300)
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Earnings per share (1)                                   $(.03)    $ (.19)  $ (.04)   $  (.39)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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